EXECUTIVE EMPLOYMENT AGREEMENT


     THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is entered into this 29th day of June, 1995 (the "Execution Date"), to be effective July 1, 1995 (the "Effective Date"), by and between AMERICAN FINANCIAL HOLDING, INC., a Delaware corporation (the "Employer"), and RAY P. BROWN (the "Executive").

     For and in consideration of the mutual covenants contained herein and of the mutual benefits to be derived hereunder, the parties agree as follows:

     1. Employment. Employer hereby employs Executive to perform those duties generally described in this Agreement, and Executive hereby accepts and agrees to such employment on the terms and conditions hereinafter set forth.

     2. Term. The term of this Agreement shall be for a period of three (3) years commencing on the Effective Date of this Agreement and shall, on each anniversary of the Effective Date hereof, automatically be renewed and extended for a new three (3) year term unless previously terminated pursuant to the terms hereof. Notwithstanding the foregoing, Executive may terminate this Agreement at any time upon at least ninety (90) days prior written notice to Employer, and the board of directors of Employer may resolve at any time not to extend this Agreement for an additional year upon the next succeeding anniversary of the Effective Date, whereupon the term of this Agreement shall expire upon the termination of the then current three (3) year period.

     3. Duties. During the term of this Agreement, Executive shall be employed by Employer, shall be appointed as a director, and shall initially be elected vice-president of marketing. Executive agrees to serve in such offices or positions with Income Builders, Inc. ("Income Builders"), a wholly-owned subsidiary of Employer, as its board of directors may determine, and such substitute or further offices or positions of substantially consistent rank and authority as shall, from time to time, be determined by Employer's board of directors. Executive agrees to continue to serve as a member of the board of directors of Employer and to serve as a director and officer of Income Builders for no additional compensation. Executive shall devote substantially all of his working time and efforts to the business of Employer and its subsidiaries and shall not during the term of this Agreement be engaged in any other substantial business activities which will significantly interfere or conflict with the reasonable performance of his duties hereunder.

     4.   Compensation.

          (a) For all services rendered by Executive on behalf of the Employer, Executive shall be paid through December 31, 1995, an annual draw of $200,000, payable in weekly installments, plus such bonuses as the board of directors of Income Builders shall from time to time determine; provided, however, that in no event shall the accrual or payment of Executive's annual compensation, when combined with all other annual compensation for executives of Income Builders, result in Income Builders reporting a net loss, prior to income taxes and without deducting charge-backs for unearned commissions previously paid, for any fiscal year for operations, as determined in accordance with generally accepted accounting principles, as determined by Employer's regular outside certified public accountants. Executive shall also be paid such additional incentive compensation as the board of directors of Employer may, in its sole discretion, from time to time determine. Within the first 90 days of each fiscal year commencing in 1996, the parties shall determine the amount of any increase in the fixed draw and formula for annual bonuses for such fiscal year, which shall be applicable during such year.

          (b) All payments shall be subject to withholding and other applicable taxes. The compensation may be increased at any time as Employer's board of directors may determine, based on earnings, increased activities of the Employer, or such other factors as the board of directors may deem appropriate.

     5. Employment Benefits. Employer shall provide, either directly or indirectly through Income Builders, health and medical insurance for Executive in a form and program to be chosen by Employer for its full-time employees. Executive shall be entitled to participate in any retirement, pension, profit-sharing, stock option, or other plan as in effect from time to time on the same basis as other employees.

     6. Vacations. Executive shall be entitled each year to a paid vacation of a least two (2) weeks. Vacation shall be taken by Executive at a time and with starting and ending dates mutually convenient to Employer and Executive. Vacation or portions of vacations not used in one employment year shall carry over to the succeeding employment year, but shall thereafter expire if not used within such succeeding year.

     7. Expenses. Income Builders will reimburse Executive for expenses incurred in connection with Income Builders' business, including expenses for travel, lodging, meals, beverages, entertainment, and other items on Executive's periodic presentation of an account of such expenses.

     8. Stock Registration Provisions. During the term of this Agreement, Executive shall have the following rights and obligations with respect to registration under the Securities Act of 1933, as amended, and applicable blue sky laws of shares of common stock ("Shares") of Employer owned of record by Executive or to be acquired on exercise of any options issued in Executive's name to purchase Shares, including any Shares that may be subject to redemption:

          (a) Participatory Registration. Employer shall notify Executive, at least thirty (30) days prior to the filing of any registration statement of forms S-1, S-2, S-3, SB-2, or any successor forms under the Securities Act of 1933, as amended, covering common stock of the Employer and will, upon the written request of Executive delivered at least twenty (20) days prior to such filing, include in any such registration statement such information as may be required to register such number of Executive's Shares as Executive may request. In connection with such offering, Executive and Employer shall each include customary representations, warranties, indemnification, and contribution provisions in any underwriting agreement entered into in connection with such registration. If the managing underwriters for such registration advise Employer in writing that, in their opinion, the total amount of securities to be included in such registration statement exceeds the amount which should reasonably be included in that offering to achieve the Employer's financing goals, Employer may limit the amount of stock to be included as follows: (i) first, all securities Employer proposes to sell may be included, (ii) second, the Shares of common stock requested to be included in such registration by all executives pursuant to registration rights may be reduced and adjusted among participating executives and employees on the basis of the amount of shares owned of record by each executive, and (iii) third, if applicable, other stock requested to be included in such registration may be similarly and ratably adjusted with all executives' stock pro rata according to the amount of stock owned of record by any proposed seller. All incremental expenses of such registration will be allocated pro rata according to the number of Shares included for Executive. There shall be no limit on the number of registrations so requested, but each such request shall cover an amount of Shares having a proposed offering price of not less than Fifty Thousand Dollars ($50,000.00).
          (b) General. In connection with each of the foregoing registrations and subject to the provisions concerning expenses, Employer shall also (i) use its best efforts to qualify the Shares for public sale under the blue sky laws of such jurisdictions as Executive may reasonably request, (ii) provide such number of preliminary and final prospectuses as Executive may reasonably request, and (iii) keep the final prospectus in any such registration current for a reasonable period not to exceed one hundred twenty (120) days. In connection with the indemnification and contribution to be provided by Executive to any underwriter or Employer pursuant to this paragraph 8, the aggregate liability of Executive shall not exceed the aggregate net proceeds received by Executive from the sale of the registered Shares, and, in connection with contribution, shall also take into consideration the relative fault of each contributing person.

     The above stock registration provisions shall not have the effect of modifying or adding to any stock redemption rights the Employer may have with respect to any Shares owned of record by the Executive.

     9. Nondisclosure of Information. In further consideration of employment and the continuation of employment by Employer, Executive will not, directly or indirectly, during or after the term of employment, disclose to any person not authorized by Employer to receive or use such information, except for the sole benefit of Employer, any of Employer's confidential or proprietary data, information, or techniques, or give to any person not authorized by Employer to receive it any information that is not generally known to anyone other than Employer or that is designated by Employer as "Limited," "Private," or "Confidential," or similarly designated or for which there is any reasonable basis to be believed is, or which appears to be, treated by Employer as confidential.
     10. Termination for Cause. Employer may terminate this Agreement during its term for cause ("Cause") by showing that Executive has materially breached the terms hereof; that Executive, in the determination of the board, has been grossly negligent in the performance of his duties; that Executive has substantially failed to meet written standards established by Employer for the performance of his duties; that Executive has engaged in material willful or gross misconduct in the performance of his duties hereunder; or that a final non-appealable conviction of or a plea of guilty or nolo contendere by Executive to a felony or misdemeanor involving fraud, embezzlement, theft, or dishonesty or other criminal conduct against Employer.

     11. Termination Upon Change of Control. Notwithstanding any provision of this Agreement to the contrary, Executive may terminate this Agreement, but not the covenant not to disclose information set forth in paragraph 9, upon the happening of any of the following events:

          (a) The sale by Employer of substantially all of its assets to a single purchaser or to a group of associated purchasers;

          (b) The sale, exchange, or other disposition to a single person or group of persons under common control in one transaction or series of related transactions resulting in such person or persons owning, directly or indirectly, greater than fifty percent (50%) of the combined voting power of the outstanding shares of Employer's common stock;

          (c) More than fifty percent (50%) of the members of the board of directors of Employer shall be persons who are neither nominated for election by the board or an authorized committee of the board nor elected by the board;
          (d) The decision by Employer to terminate its business and liquidate its assets; or

          (e) The merger or consolidation of Employer in a transaction in which the shareholders of Employer immediately prior to such merger or consolidation receive less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

In the event Executive does not elect to terminate this Agreement upon the happening of any of the events noted above, and as a result of such event, Employer is not the surviving entity, then the provisions of this Agreement shall inure to the benefit of and be binding upon the surviving or resulting entity. If as a result of the merger, consolidation, transfer of assets, or other event listed above, the duties of Executive are increased, then the compensation of Executive provided for in paragraph 4 of this Agreement shall be reasonably adjusted upward to compensate for the additional duties and responsibilities assumed.

     12. Payments on Death or Disability. This Agreement and Executive's employment hereunder shall terminate on the death of Executive or if its determined, based upon the written opinion of the physician regularly attending Executive, that Executive is unable, because of a medically determinable disease, injury, or other physical or mental disability, to perform substantially all of his regular duties to Employer and that such disability is determined or reasonably expected to continue for at least 180 days. In the event of termination of this Agreement on such death or disability, then Executive or Executive's estate, as the case may be, shall be paid all amounts payable to him pursuant to paragraph 4 hereof and shall receive all benefits provided pursuant to paragraph 5 hereof during the balance of the term of this Agreement.
     13. Termination Payments. In the event that the Executive's employment is terminated by Employer during the term hereof for reasons other than Cause as defined in paragraph 10, Employer shall compensate Executive with the monthly compensation as provided in paragraph 4, and shall continue to provide Executive with employment benefits as provided in paragraph 5, through the term hereof.

     14. Nontransferability. Neither Executive, Executive's spouse, Executive's designated contingent beneficiary, nor their estates shall have any right to anticipate, encumber, or dispose of any payment due under this Agreement. Such payments and other rights are expressly declared nonassignable and nontransferable, except as specifically provided herein.

     15. Indemnification. Employer shall indemnify Executive and hold Executive harmless from liability for acts or decisions made by Executive while performing services for Employer to the greatest extent permitted by applicable law. Employer shall use its best efforts to obtain coverage for Executive under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of Employer against such liability.

     16. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

     17. Entire Agreement. This Agreement is and shall be considered to be the only agreement or understanding between the parties hereto with respect to the employment of Executive by Employer. All negotiations, commitments, and understandings acceptable to both parties have been incorporated herein. No letter, telegram, or communication passing between the parties hereto covering any matter during this contract period, or any plans or periods thereafter, shall be deemed as part of this Agreement; and shall not have the effect of modifying or adding to this Agreement unless it is distinctly stated in such letter, telegram, or communication that it is to constitute a part of this Agreement and is to be attached as an amendment to this Agreement and is signed by the parties to this Agreement.

     18. Enforcement. Executive acknowledges that any remedy at law for breach of paragraph 9 would be inadequate, acknowledges that Employer would be irreparably damaged by an actual or threatened breach thereof, and agrees that Employer shall be entitled to an injunction restraining Executive from any actual or threatened breach of paragraph 9 as well as any further appropriate equitable relief without any bond or other security being required. In addition to the foregoing, each of the parties hereto shall be entitled to any remedies available in equity or by statute with respect to the breach of the terms of this Agreement by the other party.

     19. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Utah.

     20. Severability. If and to the extent that any court of competent jurisdiction holds any provision or any part thereof of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

     21. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach hereof shall constitute a waiver of any such breach or of any covenant, agreement, term, or condition.

     AGREED AND ENTERED INTO as of the date first above written.

                         Employer:

                              AMERICAN FINANCIAL HOLDING, INC.


                              /s/ Kenton L. Stanger

                         Executive:



                              /s/ Ray P. Brown